                             SUB-ADVISORY AGREEMENT

     Agreement made as of September 10, 2002, between UBS GLOBAL ASSET MANAGEMENT (US) INC., a Delaware corporation ("UBS Global AM"), and UBS GLOBAL ASSET MANAGEMENT INTERNATIONAL LTD., a company incorporated under the laws of England and Wales ("Sub-Adviser").

                                    RECITALS

     (1) UBS Global AM has entered into an Investment Advisory Agreement, dated August 19, 2002 ("Management Agreement"), with Fresco'sm' Index Shares Funds ("Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), that is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets (each such series being herein referred to as a "Fund", and collectively as the "Funds");

     (2) The Trust intends to initially consist of two separate series, the Fresco'sm' Dow Jones STOXX 50'sm' Fund and the Fresco'sm' Dow Jones Euro STOXX 50'sm' Fund;

     (3) Under the Management Agreement, UBS Global AM has agreed to provide certain investment advisory services to the Funds;

     (4) The Management Agreement permits UBS Global AM to delegate certain of its duties as investment adviser thereunder to a sub-adviser;

     (5) UBS Global AM desires to retain the Sub-Adviser to furnish certain investment advisory services with respect to the Funds; and

     (6) The Sub-Adviser is willing to furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, UBS Global AM and the Sub-Adviser agree as follows:

     1. Appointment. UBS Global AM hereby appoints the Sub-Adviser as an investment sub-adviser with respect to the Funds for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. Duties as Sub-Adviser.

     (a) Subject to the supervision of the Trust's Board of Trustees ("Board") and review by UBS Global AM, and any written guidelines adopted by the Board or UBS Global AM, the Sub-Adviser will provide a continuous investment program for the Funds, including investment research and management with respect to all securities and investments and cash equivalents in the Funds. The Sub-Adviser will determine, from time to time, what investments will be purchased, retained or sold by the Funds. The Sub-Adviser shall initially determine and make such modifications to the identity and number of shares of the securities to be accepted pursuant to such Fund's benchmark index in exchange for creation units for each Fund and the securities that will be applicable that day to redemption requests received for such Fund as may be necessary as a result of rebalancing adjustments and corporate action events (and may give directions to the Trust's custodian with respect to such designations). The Sub-Adviser will be responsible for placing purchase and sell orders for investments and for other related transactions. The Sub-Adviser will provide services under this Agreement in accordance with each Fund's investment objectives, policies and restrictions as stated in the Trust's currently effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), and 1940 Act, and any amendments or supplements thereto ("Registration Statement").

     (b) The Sub-Adviser agrees that, in placing orders with brokers, it will seek to obtain the best net result in terms of price and execution; provided that, on behalf of any Fund, the Sub-Adviser may, in its discretion, use brokers who provide the Sub-Adviser with research, analysis, advice and similar services, and the Sub-Adviser may cause a Fund to pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Sub-Adviser's determining in good faith that such commission is reasonable in relation to the research and execution services received. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder, or any applicable exemptive orders. The Sub-Adviser may aggregate sales and purchase orders with respect to the assets of the Funds with similar orders being made simultaneously for other accounts advised by the Sub-Adviser or its affiliates. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of a Fund and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account. UBS Global AM recognizes that in some cases this procedure may adversely affect the results obtained for the Funds.

     (c) The Sub-Adviser will maintain all books and records required to be maintained pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to actions by the Sub-Adviser on behalf of the Funds, and will furnish the Board and UBS Global AM with such periodic and special reports as the Board or UBS Global AM reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Funds are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Trust and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust any records that it maintains for the Funds upon request by the Trust.

     (d) At such times as shall be reasonably requested by the Board or UBS Global AM, the Sub-Adviser will provide the Board and UBS Global AM with economic and investment analyses and reports and make available to the Board and UBS Global AM any economic, statistical and investment services that the Sub-Adviser normally makes available to its institutional or other customers.

     (e) In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser is responsible for assisting in the fair valuation of all portfolio securities of the Funds and will use its reasonable efforts to arrange for the provision of a price from one or more parties independent of the Sub-Adviser for each portfolio security for which the custodian does not obtain prices in the ordinary course of business from an automated pricing service.

     3. Further Duties. In all matters relating to the performance of this Agreement, the Sub-Adviser will act in conformity with the Trust's Declaration of Trust, By-Laws and Registration Statement and with the written instructions and written directions of the Board and UBS Global AM; and will comply with the requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended ("Advisers Act") and the rules under each, Subchapter M of the Internal Revenue Code of 1986, as amended ("Code"), as applicable to regulated investment companies; and all other federal and state laws and regulations applicable to the Trust and the Funds. UBS Global AM agrees to provide to the Sub-Adviser copies of the Trust's Declaration of Trust, By-Laws, Registration Statement, written instructions and directions of the Board and UBS Global AM, and any amendments or supplements to any of these materials as soon as practicable after such materials become available; and further agrees to identify to the Sub-Adviser, in writing, any broker-dealers that are affiliated with UBS Global AM (other than UBS PaineWebber Incorporated and UBS Global AM itself).

     4. Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement.

     5. Compensation.

     (a) For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, UBS Global AM, not the Funds, will pay to the Sub-Adviser a sub-advisory fee equal to an annual flat fee of $17,500 for each Fund, plus an annual variable fee based on the average aggregate daily net assets of all Funds, in the aggregate, computed daily and paid monthly, at an annual rate of 0.0375% of average aggregate daily net assets on such assets up to $1.5 billion, 0.0275% of average aggregate daily net assets on the next $1.5 billion and 0.020% of average aggregate daily net assets over $3 billion.

     (b) The fee shall be accrued daily and payable monthly to the Sub-Adviser on or before the last business day of the next succeeding calendar month.

     (c) If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

     6. Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds, the Trust, its shareholders or by UBS Global AM in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

     7. Representations of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

     (a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet, for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify UBS Global AM of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to
Section 9(a) of the 1940 Act or otherwise.

     (b) The Sub-Adviser has adopted a written code of ethics and appropriate procedures (collectively, "Code") pursuant to Rule 17j-1 under the 1940 Act. No less frequently than annually, the Sub-Adviser shall furnish the Board with a written report that (i) describes any issues arising under the Code since the last report to the Board, including information about material violations of the Code and sanctions imposed in response to the material violations; (ii) certifies that the Code adopted is reasonably necessary to prevent directors and employees, including access persons (as that term is defined under Rule 17j-1) from future violations of the Code; and (iii) provides a copy of the current Code, together with both a written description of all material changes to it and a written description of the Code's mechanisms for compliance with Rule 17j-1 and why the Sub-Adviser believes the Code is reasonably designed to meet the requirements of Rule 17j-1. Upon request, the Sub-Adviser agrees to assist UBS Global AM and the Board with all reasonable requests related to the Code, including providing assurances that it is complying with its obligations under Rule 17j-1, as it may be amended from time to time.

     (c) The Sub-Adviser has provided UBS Global AM with a copy of its Form ADV, which, as of the date of this Agreement, is its Form ADV as most recently filed with the Securities and Exchange Commission ("SEC"), and promptly will furnish a copy of all amendments to UBS Global AM at least annually.

     8. Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive and the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby or unless otherwise agreed to by the parties hereunder in writing. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     9. Duration and Termination.

     (a) This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect with respect to a Fund unless it has first been approved: (i) by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or "interested persons" of any such party ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of such Fund's outstanding securities.

     (b) Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement, with respect to each Fund, shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually: (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or, with respect to any given Fund, by vote of a majority of the outstanding voting securities of such Fund.

     (c) Notwithstanding the foregoing, this Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of such Fund, on 60 days' written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by UBS Global AM: (i) upon 120 days' written notice to the Sub-Adviser; (ii) upon material breach by the Sub-Adviser of any representations or warranties set forth in Paragraph 7 of this Agreement, if such breach has not been cured within a 20 day period after notice of such breach; or (iii) immediately if, in the reasonable judgment of UBS Global AM, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect a Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on 120 days written notice to UBS Global AM. This Agreement will terminate automatically in the event of its assignment or upon termination of the Advisory Agreement as it relates to a Fund.

     10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by a vote of a majority of the Independent Trustees.

     11. Governing Law. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

     12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterparts.

     13. Notices. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or UBS Global AM upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail - return receipt requested or by facsimile machine or a similar means of same day delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein). All notices provided to UBS Global AM will be sent to the attention of Amy R. Doberman, General Counsel. All notices provided to the Sub-Adviser will be sent to the attention of the Company Secretary of the Sub-Adviser.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

                                     UBS GLOBAL ASSET MANAGEMENT (US) INC.
                                     51 West 52nd Street
Attest:                              New York, New York  10019-6114


By: /s/ Cynthia Lo Bessette          By: /s/ David M. Goldenberg
    ------------------------------       -------------------------------
    Cynthia Lo Bessette, Director        David M. Goldenberg, Executive Director


                                     UBS GLOBAL ASEST MANAGEMENT INTERNATIONAL
                                     LTD.
                                     21 Lombard Street
                                     London EC3V 9AH
Attest:                              United Kingdom


By: /s/ David Hobbs                  By: /s/ Digby Armstrong
    ------------------------------       ------------------------------
    David Hobbs, Managing Director       Digby Armstrong, Executive Director